Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-75512

PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 3, 2004

TO

PROSPECTUS DATED APRIL 21, 2004

RELM WIRELESS CORPORATION

2,982,859 Shares of Common Stock

Underlying Common Stock Purchase Warrants

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) supplements our prospectus dated April 21, 2004, as supplemented by Prospectus Supplement No. 1 dated April 27, 2004 (collectively, the “Prospectus”), relating to the initial issuance and sale of up to 2,982,859 shares of our common stock upon the exercise of the warrants (as described in the Prospectus) that we issued in connection with our public rights offering completed on March 22, 2002.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus.  Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

On May 3, 2004, we filed with the Securities and Exchange Commission the attached Current Report on Form 8-K pertaining to our redemption of the warrants for $0.10 per warrant on May 31, 2004.

SEE “RISK FACTORS” SET FORTH IN THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 3, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2004

RELM Wireless Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-07336	59-34862971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7100 Technology Drive, West Melbourne, FL 32904

(Address of Principal Executive Office) (Zip Code)

(321) 984-1414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Item 5.     Other Events and Regulation FD Disclosure

On April 30, 2004, the Company issued a press release announcing its redemption of all its outstanding public common stock purchase warrants that were issued as part of the Company’s rights offering in March 2002. The warrants are redeemable at $0.10 per warrant. The redemption date for the warrants is May 31, 2004. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.     Financial Statements and Exhibits

(c)

Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release issued by the Company on April 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RELM WIRELESS CORPORATION

Date: May 3, 2004	By:	/s/ WILLIAM P. KELLY
William P. Kelly Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title
99.1	Press Release issued by the Company on April 30, 2004

Exhibit 99.1

Press Release

RELM Wireless Corporation Announces Redemption of Public Warrants

WEST MELBOURNE, Florida, April 30, 2004 - RELM Wireless Corporation (OTC Bulletin Board: RELM - NEWS) today announced the redemption of all its outstanding public common stock purchase warrants (OTC Bulletin Board: RELMW - News) that were issued as part of the Company’s rights offering in March 2002. The warrants are redeemable at $0.10 per warrant. The redemption date for the warrants is May 31, 2004.

Under the terms of the warrants, the Company may redeem the warrants for $0.10 each when the closing price of the Company’s common stock exceeds 150% of the exercise price ($1.575) for 20 consecutive trading days. The price of the Company’s common stock currently meets that criterion. The warrants have an exercise price of $1.05. Each warrant will continue to be exercisable for one share of common stock at $1.05 per share until 5:00 p.m. (New York time) on May 30, 2004. After that date, the warrants shall no longer be exercisable, and holders will have the right to receive only the redemption price of $0.10 per warrant.

There were 2,982,859 warrants outstanding as of April 12, 2004. The exercise of all these warrants would generate approximately $2.9 million in net proceeds after paying Noble International Investments, Incorporated a commission equal to five percent (5%) of the exercise price of each warrant for serving as exclusive warrant solicitation agent. These proceeds could be utilized to further expand the Company’s digital development efforts. A portion of the proceeds may also be used to retire our convertible subordinated notes if they are not converted to common stock by the end of this calendar year. As of April 12, 2004, 467,448 shares of common stock had been issued as a result of the exercise of warrants, generating approximately $466,000 in net proceeds.

Questions and requests for information or assistance in connection with the exercise or redemption of the warrants should be directed to either of the following:

RELM Wireless Corporation

William P. Kelly, Chief Financial Officer

Telephone: (321) 984-1414

Facsimile: (321) 984-0168

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, New York 10038

Telephone: 718-921-8208

Facsimile: 718-921-8335

******

For more than 55 years, RELM Wireless Corporation has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as business-band radios for use in a wide range of commercial and industrial applications. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK

—MORE—

Radio, RELM and Uniden PRC brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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